Exhibit 99.1

  Cherokee International Reports Third Quarter 2007 Financial Results

    TUSTIN, Calif.--(BUSINESS WIRE)--Nov. 12, 2007--Cherokee
International Corporation (NASDAQ: CHRK), a leading designer and manufacturer of power supplies, today announced its financial results for the third quarter ended September 30, 2007.

    Net sales for the third quarter of 2007 were $30.4 million, down 8% compared to $33.1 million for the third quarter of 2006.
Sequentially, net sales for the third quarter 2007 were up $0.8 million or 3% when compared to $29.6 million for the second quarter of 2007.

    Net loss for the third quarter of 2007 was $1.3 million, or $0.07 per diluted share, compared to net loss of $1.4 million, or $0.07 per diluted share, for the third quarter a year ago. The net loss was $0.3 million less sequentially than the $1.7 million net loss or $0.09 per diluted share in the second quarter of 2007.

    Gross profit for the third quarter was $5.7 million, down 10% compared to $6.4 million for the same period in 2006, and up 3% sequentially from the second quarter of 2007. Gross margin of 19% for the third quarter 2007 was virtually flat from the 19% realized in the third quarter of 2006 and flat sequentially from the second quarter of 2007.

    Operating expenses were $6.7 million for the third quarter 2007 compared to $7.3 million for the third quarter of 2006, and $8.1 million sequentially for the second quarter of 2007. As a percentage of sales, operating expenses were 22% compared to 22% in the same quarter of 2006 and 27% sequentially for the second quarter of 2007.

    "With the closure of our Mexico facility and the start-up of our China plant completed, we no longer will experience duplicate costs moving forward," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "Our operating leverage has improved, and given our strong backlog, we anticipate stronger sales in the fourth quarter."

    For the nine months ended September 30, 2007, net sales totaled $90.0 million, compared to $107.5 million for the same period in 2006. Net loss for the nine months ended September 30, 2007 was $5.0 million, or $0.26 per diluted share, compared to net loss of $0.2 million, or $0.01 per diluted share loss for the nine months ended October 1, 2006.

    Conference Call Information

    The senior management of Cherokee will hold a conference call on Monday, November 12, 2007 at 5:00 p.m. Eastern (2:00 p.m. Pacific) to discuss the quarter in more detail. This conference call will be webcast live and can be accessed from Cherokee's website at www.cherokeepwr.com.

    Investors who prefer to dial into the conference may call
888-215-6995 or 913-312-1404 for International callers. The passcode for both is 3781364. Please call in 10 minutes before the start of the call.

    A telephone replay will be available shortly after the live call. The replay number in the U.S. is 888-203-1112, and 719-457-0820 for International callers. Passcode for the telephone replay is 3781364. The telephone replay will be available through 11:59 p.m. Eastern, Wednesday, November 14, 2007.

    About Cherokee International

    Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at 714 544 6665. European operations are at Boulevard de l'Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

    Safe Harbor Statement

    Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations. However, these statements are subject to a number of risks and uncertainties affecting our business. You should read this press release completely and with the understanding that actual future results may be materially different from what we expect as a result of these risks and uncertainties and other factors, which include, but are not limited to: (1) changes in general economic and business conditions, domestically and internationally, (2) reductions in sales to, or the loss of, any of the Company's significant customers or in customer capacity generally, (3) changes in the Company's sales mix to lower margin products, (4) increased competition in the Company's industry, (5) disruptions of the Company's established supply channels, (6) the Company's level of debt and restrictions imposed by its debt agreements, and (7) the additional risk factors identified in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Except as required by law, the Company undertakes no obligation to update any forward-looking statements, even though the Company's situation may change in the future.



                  CHEROKEE INTERNATIONAL CORPORATION
           Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)

                        Three Months Ended          Year to date
                     ------------------------ ------------------------
                     September 30, October 1, September 30, October 1,
                         2007         2006        2007         2006
                     ------------- ---------- ------------- ----------

Net sales            $     30,401  $  33,051  $     89,995  $ 107,462
Cost of sales              24,670     26,676        72,996     84,436
                     ------------- ---------- ------------- ----------
  Gross profit              5,731      6,375        16,999     23,026
                     ------------- ---------- ------------- ----------
Operating Expenses:
  Engineering and
   development              2,561      2,244         8,040      6,887
  Selling and
   marketing                1,510      1,721         5,247      4,742
  General and
   administrative           2,660      2,809         9,177      8,873
  Restructuring
   costs                       (0)       275           155        275
  Asset impairment              -        285             -        285
                     ------------- ---------- ------------- ----------
  Total operating
   expenses                 6,731      7,334        22,619     21,062
                     ------------- ---------- ------------- ----------
  Operating income
   (loss)                  (1,000)      (959)       (5,620)     1,964

Interest expense             (707)      (744)       (2,084)    (2,098)
Gain on sale of
 Mexico Facility
 building                       -          -           430          -
Other income, net             (23)       129           291        321
                     ------------- ---------- ------------- ----------
Income (loss) before
 income taxes              (1,730)    (1,574)       (6,983)       187
Provision (benefit)
 for income taxes            (421)      (200)       (1,999)       382
                     ------------- ---------- ------------- ----------
Net income (loss)    $     (1,309) $  (1,374) $     (4,984) $    (195)
                     ============= ========== ============= ==========

Net income (loss)
 per share:
  Basic              $      (0.07) $   (0.07) $      (0.26) $   (0.01)
  Diluted            $      (0.07) $   (0.07) $      (0.26) $   (0.01)

Weighted average
 shares outstanding:
  Basic                    19,414     19,292        19,371     19,281
  Diluted                  19,414     19,292        19,371     19,281




                  CHEROKEE INTERNATIONAL CORPORATION
                Condensed Consolidated Balance Sheets
                            (In Thousands)
                             (Unaudited)



                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
 ASSETS

 Current Assets:
 Cash and cash equivalents                  $      7,309  $     8,881
 Accounts receivable, net                         25,768       27,403
 Inventories, net                                 31,349       29,991
 Prepaid expenses and other current assets         1,375        2,503
                                            ------------- ------------
     Total current assets                         65,801       68,778

 Property and equipment, net                      19,511       19,888
 Deposits and other assets                         1,476        1,376
 Deferred financing costs, net                       119          216
 Deferred income taxes-long term portion             342          318
 Goodwill                                          6,317        6,317
                                            ------------- ------------
                                            $     93,566  $    96,893
                                            ============= ============

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current Liabilities:
 Accounts payable                           $     13,102  $    13,944
 Accrued liabilities                               2,587        4,968
 Accrued compensation and benefits                 8,118        7,882
 Accrued restructuring costs                         472          879
 Other short-term borrowings                         286            -
 Borrowings under revolving line of credit         3,308            -
                                            ------------- ------------
     Total current liabilities                    27,873       27,673

 Long-term debt                             $     24,485  $    24,485
 Long-term debt payable to affiliates             22,145       22,145
                                            ------------- ------------
     Total long-term debt                         46,630       46,630

 Other long-term obligations                $      6,524  $     6,715

 Common stock                               $         19  $        19
 Paid-in capital                                 185,633      184,813
 Accumulated deficit                            (174,335)    (169,373)
 Accumulated other comprehensive income            1,222          416
                                            ------------- ------------
                                                  12,539       15,875
                                            ------------- ------------
     Net stockholders' equity               $     93,566  $    96,893
                                            ============= ============

    CONTACT: Cherokee International Corporation
             Lin Fox, Chief Financial Officer, 714-508-2043 lin.fox@cherokeepwr.com or
             Ann Jones, Investor Relations, 714-227-0391 info@cherokeepwr.com